Exhibit 1.2

Explanatory report by the Directors pursuant to Ministerial Decree No. 437 of 5 November 1998 and to Article 72, first paragraph, of Consob regulation No. 11971 of 14 May 1999 as subsequently amended

The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States.

The Pirelli & C. Real Estate S.p.A. securities referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Pirelli & C. Real Estate S.p.A. securities are intended to be made available within the United States in connection with the reorganization pursuant to an exemption from the registration requirements of the Securities Act.

*** *** ***

The business combination described herein relates to the securities of a foreign company. The business combination is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Pirelli & C. Real Estate S.p.A. and Pirelli & C. S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

The materials attached herein may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may appear in a number of places in the materials attached herein and include statements regarding the intent, belief or current expectations of the customer base, estimates regarding future growth in the different business lines and global business, market share, financial results and other aspects of the activities and situation relating to Pirelli & C. Real Estate S.p.A.  Such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward looking statements as a result of various factors.  Readers are cautioned not to place undue reliance on those forward looking statements, which speak only as of the date of the materials. Pirelli & C. S.p.A. undertakes no obligation to release publicly the results of any revisions to these forward looking statements which may be made to reflect events and circumstances after the date of the materials.

Dear Sirs,

We have called this Extraordinary Shareholders’ Meeting to submit to you the following draft resolutions concerning the cancellation of the par value of the ordinary and savings shares of the Company and the reverse stock split on such shares, as well as the amendments to the By-laws consequent to such draft resolutions.

It is worth noting that the proposed amendments to the By-Laws described in this Report do not grant any right of withdrawal to the shareholders who did not participate to the resolutions concerning such amendments.

1.	Cancellation of the par value of the ordinary and savings shares and subsequent amendments to articles 5, 6 and 18 of the Company’s By-Laws; related resolutions

1.1           Proposal to cancel the par value of the shares

Pursuant to Articles 2328 and 2346 of the Italian Civil Code, the share capital of a joint stock company may be represented by shares with no par value. Such provision, introduced in 2003 upon the general reform of corporate law, has no impact on the amount of the share capital and its subdivision into shares. The shares without par value, in fact, maintain an “implicit” book value resulting from the division of the total amount of the share capital by the total number of shares issued (the so-called “implied book value”).

The cancellation of the par value of the shares is a useful tool for organisational simplification and hence offers greater flexibility, in particular with respect to transactions relating to the share capital. The absence of the par value of the shares allows the total share capital to be changed without requiring a change to the number of shares. In the absence of an express par value, in fact, a change to the share capital could result in an implicit change in the implied book value of the shares, without the need, as the case may be, to issue new shares or reduce the number of the already issued shares.

Therefore, we propose to amend Article 5 of the By-laws, by deleting any reference to the par value of the shares, while maintaining unchanged the indication of the total amount of the share capital (equal to Euro 1,556,692,865.28) and the number of ordinary and savings shares into which it is currently divided (a total of 5,367,906,432 shares, of which 5,233,142,003 ordinary shares and 134,764,429 savings shares) and to replace, in Article 18.1, letter b), of the By-laws, the reference to the par value of the shares with a reference to their implied book value (equal to the total amount of the share capital divided by the total number of shares issued).

The cancellation of the par value of the shares also imposes certain further amendments to the By-laws in order to maintain unchanged the characteristics and measures of the rights and the privileges attached to the Company’s savings shares, which are currently based on the par value of such shares. In particular, the savings shares are privileged in relation to:

(i)
the allocation of profits, since (a) an amount equal to seven percent of their par value – (currently equal to Euro 0.29 per share) - is assigned to them on a priority basis compared to the ordinary shares, it being understood that if a dividend of less than seven percent of their par value is awarded to savings shares in a given financial year, the difference shall be computed as an increase to be added to the preference dividend over the subsequent two financial years (Article 18.1, letter a) of the By-laws), and (b) the any profits remaining following the award of the aforementioned dividend to the savings shares shall be distributed amongst all the shares in a way that savings shares shall receive an aggregate dividend which is higher, compared to the dividend awarded to ordinary shares, by an amount corresponding to two percent of their par value;

(ii)	the priority in the repayment of capital up to the entire par value (Article 6.5, first sub-paragraph of the By-laws); and

(iii)
the postponement of their participation to losses, since in the event of a reduction of the share capital due to losses, the par value of savings shares will be reduced only by the amount of the loss that exceeds the total par value of the other shares (Article 6.5, second sub-paragraph of the By-laws)

In order to maintain unchanged the privileges relating to the allocation of profits  and the repayment of capital on completion of the cancellation of the par value, we propose to replace any and all the references to par value with a reference to a fixed amount, based on the current par value of the shares and corresponding to the implied book value of the shares on completion of the cancellation of the par value (Euro 0.29), or, should the reverse stock split provided as second  item on the agenda be approved, on the new implied book value that would result upon completion of the reverse stock split (Euro 3.19). Furthermore, in order to maintain unchanged the right of savings shares to the postponement of participation to losses, it would be appropriate to amend the corresponding provision in the By-laws, by establishing that any losses will have no effect on the savings shares, save for the fraction of losses not covered by the other ordinary shares.

Finally, it should be noted that the resolution to cancel the par value of the shares does not require to be submitted for the approval to a special meeting of the saving shareholders, pursuant to Article 146, paragraph 1, letter b) of Legislative Decree no. 58 of February 24, 1998, as the rights of the savings shareholders are not impaired or prejudiced in any way.

1.2           Proposed resolutions

On the basis of the above, the Board of Directors submits the following proposals of resolution for your approval:

“The Extraordinary Shareholders’ Meeting of Pirelli & C. S.p.A.:

-	having examined the explanatory report of the Board of Directors;

RESOLVES

1)	to cancel the indication of par value of the ordinary and savings shares of the Company, thus leaving their par value unexpressed;

2)
to  amend accordingly the provisions of the By-laws referring to the par value of the shares, also for the purpose of maintaining unchanged the characteristics and measures of the rights and the privileges attached to the savings shares, and to subsequently amend Articles 5, 6 and 18 of the Company’s By-laws as follows:

Article 5
Current Text	Proposed Text
5.1 The Company shall have a subscribed and paid-in share capital of EUR 1,556,692,865.28 (onebillionfivehundredandfiftysixmillions-sixhundredandninetytwothousands- heighthundred-sixtyfivepointtwentyeight) divided into no. 5,367,906,432 (fivebillions- threehundredsixtysevenmillions-ninehundredandsixthousands-fourhundredandthirtytwo) shares with a par value of EUR 0.29 (twentynine cents) each, consisting of5,233,142,003 (fivebillions-twohundredandthirtythreemillions-onehundredandfourtytwothousandsand three) ordinaryshares and134,764,429 (onehundredandthirtyfourmillions-sevenhundred- andsixtyfourthousands-fourhundredandtwentynine) savings shares.

5.2 In resolutions to increase the share capital by issuing shares against payment, pre - emption rights may be excluded for up to a maximum of ten percent of the previously existing capital, provided that the issue price corresponds to the market value of the shares and that this is confirmed in a specific report prepared by the firm appointed to audit the accounts.

5.3 If so resolved by the shareholders’ meeting, the share capital may also be increased by means of contributions in kind or of receivables.

5.4 By resolution of the extraordinary shareholders’ meeting held on May 7, 2003, the directors were authorised to issue, on one or more occasions within April 30, 2008, up to a maximum of 100,000,000 (one hundred million) ordinary shares, to be allocated to executive managers and cadres employed by the Company, by its subsidiaries and by the subsidiaries of the latter, in Italy and abroad, in compliance with article 2441, paragraph 8, of the Italian Civil Code and article 134 of the Legislative Decree no. 58/1998. On February 25, 2005, the Board of Directors resolved, in partial implementation of the authorisation granted to it by the extraordinary shareholders' meeting held on May 7, 2003, to increase the share capital by a maximum nominal amount of EUR 15,725,496.50 by issuing up to 54,225,850 ordinary shares with a par value of EUR 0.29 each, at a price of EUR 0.996 per share, inclusive of a EUR 0.706 share premium, to be reserved for subscription by executive managers and cadres employed by the Company, by its subsidiaries and by the latter’s subsidiaries, in Italy and abroad.

5.1 The Company shall have a subscribed and paid-in share capital of EUR 1,556,692,865.28 (onebillionfivehundredandfiftysixmillions-sixhundredandninetytwothousands- heighthundred-sixtyfivepointtwentyeight) divided into no. 5,367,906,432 (fivebillions- threehundredsixtysevenmillions-ninehundredandsixthousands-fourhundredandthirtytwo) shares ~~with a nominal value of EUR 0.29 (twentynine cents) each~~, without par value, consisting of5,233,142,003 (fivebillions-twohundredandthirtythreemillions-onehundredandfourtytwothousandsand three) ordinarysharesand134,764,429(onehundredandthirtyfourmillions-sevenhundred- andsixtyfourthousands-fourhundredandtwentynine) savings shares.

5.2 In resolutions to increase the share capital by issuing shares against payment, pre- emption rights may be excluded for up to a maximum of ten percent of the previously existing capital, provided that the issue price corresponds to the market value of the shares and that this is confirmed in a specific report prepared by the firm appointed to audit the accounts.

5.3 If so resolved by the shareholders’ meeting, the share capital may also be increased by means of contributions in kind or of receivables.

5.4 By resolution of the extraordinary shareholders’ meeting held on May 7, 2003, the directors were authorised to issue, on one or more occasions within April 30, 2008, up to a maximum of 100,000,000 (one hundred million) ordinary shares, to be allocated to executive managers and cadres employed by the Company, by its subsidiaries and by the subsidiaries of the latter, in Italy and abroad, in compliance with article 2441, paragraph 8, of the Italian Civil Code and article 134 of Legislative Decree no. 58/1998. On February 25, 2005 the Board of Directors resolved, in partial implementation of the authorisation granted to it by the extraordinary shareholders' meeting held on May 7, 2003, to increase the share capital by a maximum ~~nominal amount~~ of EUR 15,725,496.50 by issuing up to 54,225,850 ordinary shares ~~with a nominal value of EUR 0.29 each~~ without par value, at a price of EUR 0.996 per share, ~~inclusive of a~~ of which EUR 0.706 to impute to share premium and EUR 0.29 to impute to capital, to be reserved for subscription by executive managers and cadres employed by the Company, by its subsidiaries and by the latter’s subsidiaries, in Italy and abroad.

Article 6
Current Text	Proposed Text
6.1 The shares are divided into ordinary shares and savings shares.

6.2 Ordinary shares award the right to one vote per share; they may be either registered or bearer shares insofar as the law permits, and in this case may be converted from one type to the other, especially at the shareholder's request and expense.

6.3 Savings shares do not carry voting rights and, unless the law provides otherwise, are bearer shares.

6.4 They may be converted into registered savings shares on request and expense of the shareholder.

6.5 As well as any rights and privileges provided for by the law and in any other parts of these By-laws, savings shares shall have priority in the repayment of the capital up to their entire par value; in the event of a reduction of the share capital due to losses, the par value of saving shares will be reduced only by the amount of the loss that exceeds the total par value of the other shares.

6.6 Savings shares shall retain the rights and privileges contemplated by the law and by these By-laws also in the event that the Company’s ordinary and/or savings shares are delisted.

6.7 In the event of a share capital increase being carried out by issuing shares of only one class, such shares must be offered on option to the holders of all classes of shares.

6.8 In the event of a share capital increase being carried out by issuing both ordinary and savings shares: a) the holders of ordinary shares shall be entitled to receive an option on ordinary shares, and on savings shares to make up for any difference; b) the holders of savings shares shall be entitled to receive an option on savings shares, and on ordinary shares to make up for any difference.

6.9 Any introduction or removal of restrictions on the circulation of shares does not award the right of withdrawal to shareholders who do not take part in the approval of the relating resolution.

6.10 The savings shareholders’ organisation is governed by law and by these By-laws. The expenses related to the organisation of the special savings shareholders’ meetings and the remuneration of the common representatives of savings shareholders shall be borne by the Company.

6.1 The shares are divided into ordinary shares and savings shares.

6.2 Ordinary shares award the right to one vote per share; they may be either registered or bearer shares insofar as the law permits, and in this case may be converted from one type to the other, especially at the shareholder's request and expense.

6.3 Savings shares do not carry voting rights and, unless the law provides otherwise, are bearer shares.

6.4 They may be converted into registered savings shares on request and expense of the shareholder.

6.5 Besides any rights and privileges provided for by the law and in any other parts of these By-laws, savings shares shall have priority in the repayment of the capital up to ~~their entire nominal value~~ 0.29 EUR (twentynine cents) per share~~;~~ In the event of a reduction of the share capital due to losses, the reduction has no effect on ~~nominal value of~~ saving shares ~~will be reduced~~ except for the portion not included in the full extent covered by other shares ~~only by the amount of the loss that exceeds the total nominal value of the other shares.~~

6.6 Savings shares shall retain the rights and privileges contemplated by law and by these By-laws also in the event that the Company’s ordinary and/or savings shares are delisted.

6.7 In the event of a share capital increase being carried out by issuing shares of only one class, such shares must be offered on option to the holders of all classes of shares.

6.8 In the event of a share capital increase being carried out by issuing of both ordinary and savings shares: a) the holders of ordinary shares shall be entitled to receive an option on ordinary shares, and on savings shares to make up for any difference; b) the holders of savings shares shall be entitled to receive an option on savings shares, and on ordinary shares to make up for any difference.

6.9 Any introduction or removal of restrictions on the circulation of shares does not award the right of withdrawal to shareholders who do not take part in the approval of the relating resolution.

6.10 The savings shareholders’ organisation is governed by law and by these By-laws. The expenses related to the organisation of the special savings shareholders meetings and the remuneration of the common representatives of savings shareholders shall be borne by the Company.

Article 18
Current Text	Proposed Text
18.1 Following the mandatory allocations to statutory reserves, the Company’s net year-end profits shall be distributed as follows:
a) savings shares shall be awarded a dividend of seven percent of their par value; if a dividend of less than seven percent of par value is awarded to savings shares in a given financial year, the difference shall be computed as an increase to be added to the preference dividend over the subsequent two financial years; any profits remaining following the award   of the aforementioned dividend to savings shares shall be distributed amongst all the shares in such a way that savings shares shall receive an aggregate dividend which is higher, compared to the dividend awarded to ordinary shares, by an amount corresponding to two percent of their par value;
b) Notwithstanding the foregoing provisions regarding the aggregate higher dividends awarded to savings shares, ordinary shares shall be awarded a dividend corresponding to a maximum of five percent of their par value.
18.2 The remaining profits shall be distributed amongst all the shares, in addition to the allocations contemplated in the foregoing points a) and b), unless the shareholders’ meeting, upon proposal of the Board of Directors, resolves to make special allocations to extraordinary reserves or for other uses, or decides to carry some of such profits forward to the next year.
18.3 Should reserves be distributed, savings shares shall be awarded the same rights as other shares.
18.4 Interim dividends may be distributed in compliance with the law.

18.1 Following the mandatory allocations to statutory reserves, the Company’s net year-end profits shall be distributed as follows:
a) savings shares shall be awarded a dividend of seven percent of 0.29 EUR (twentynine cents); ~~their nominal value;~~ if a dividend of less than seven percent of 0.29 EUR (twentynine cents) ~~nominal value~~ is awarded to savings shares in a given financial year, the difference shall be computed as an increase to be added to the preference dividend over the subsequent two financial years; any profits remaining following the award of the aforementioned dividend to savings shares shall  be distributed amongst all the shares in such a  way that savings shares shall receive an aggregate dividend which is higher, compared to the dividend awarded to ordinary shares, by an  amount corresponding to two percent of 0.29 EUR (twentynine cents~~) their nominal value~~;
b) Notwithstanding the foregoing provisions regarding the aggregate higher dividends awarded to savings shares, ordinary shares shall be awarded a dividend corresponding to a maximum of five percent of their ~~nominal value~~ implied book value (i.e., the ratio between overall share capital and number of issued shares).
18.2 The remaining profits shall be distributed amongst all the shares, in addition to the allocations contemplated in the foregoing points a) and b), unless the shareholders’ meeting, upon proposal of the Board of Directors, resolves to make special allocations to extraordinary reserves or for other uses, or decides to carry some of such profits forward to the next year.
18.3 Should reserves be distributed, savings shares shall be awarded the same rights as other shares.
18.4 Interim dividends may be distributed in compliance with the law.

3)
to grant the Board of Directors – and the Chairman and Deputy Chairmen on its behalf, severally – any and all the powers necessary to implement the above resolutions and to accomplish all acts and/or formalities necessary to ensure that said (resolutions) are entered in the Companies’ Register, by accepting and introducing any formal and non-substantial amendments, supplements or deletions that may be required by the competent Authorities”.

2.
Reverse stock split of the ordinary and savings shares of the company in a ratio of 1 new ordinary share for every 11 ordinary shares and 1 new savings share for every 11 savings shares held, after cancelation of the minimum number of ordinary and savings shares necessary to permit the full balancing of the transaction, with a consequent reduction of the share capital; subsequent amendments to articles 5, 6 and 18 of the By-laws; related resolutions.

2.1           Proposed reverse stock split

A reverse stock split, with the consequent reduction of the number of outstanding shares, would simplify the administrative management of the shares in the interest of the shareholders and could favour the liquidity of market trading, making the unit value of the shares easier to read to the benefit of investors, in line with other listed shares in the tyre industry, avoiding any perception of the Company’s shares as “penny stock”.

The proposed transaction is a reverse stock split in a ratio of 1 new ordinary share for every 11 ordinary shares held and 1 new savings share for every 11 savings shares held, so that as a consequence of the reverse split, the total number of ordinary shares will be reduced to 475,740,182 and the total number of savings shares will be reduced to 12,251,311.

The effectiveness of the reverse stock split will be subordinated to the registration in the Companies’ Register of the resolution to cancel the par value of the Company’s shares. Therefore, after the execution of the proposed transaction, the implied book value of each ordinary and savings share post- reverse stock split will be equal to Euro 3.19. Subject to the effectiveness of the resolution to cancel the par value of the Company’s shares, the reverse stock split will start on a day to be determined together with the competent Authorities, and in particular with Borsa Italiana S.p.A, currently expected to occur before the end of July 2010.

The reverse stock split will be carried out pursuant to the applicable regulations by authorised intermediaries participating to the centralised management system administered by Monte Titoli S.p.A., with no charge to the shareholders.

In order to facilitate the reverse stock split for the individual shareholders and to manage any remainders that may arise from the transaction, a service for the treatment of any fractions of shares that cannot be reverse split will be made available to the shareholders through the intermediaries participating in Monte Titoli S.p.A., on the basis of the official trading prices and with no additional costs, charges or fees imposed on the shareholders.

In the context of the reverse stock split transaction it will also be necessary to cancel 1 ordinary share and 8 savings shares to fully balance the transaction. For this purpose, Pirelli & C will use the treasury shares held in its portfolio as of the date of this Report, thus permitting 1 of the ordinary shares and 8 of the savings shares it holds to be cancelled, with a subsequent total reduction of the share capital equal to Euro 2.61.

Finally, it should be noted that in respect of the stock option plans named “Pirelli to People” and “Group Senior Executives”, pursuant to the terms and conditions of these plans the reverse stock split transaction will result, , in a proportional change in the price of the shares that may be purchased.

If approved, the reverse stock split proposal will require the amendments to Article 5 of the Company’s By-laws indicated in paragraph 2.2 below, which take into account the number of outstanding shares after the transaction; please note that the texts indicated therein include the amendments made to the aforementioned article as a result of the approval of the proposed resolution referred to in paragraph 1 of this Report, concerning the cancellation of the par value of the shares.

Furthermore, in order to maintain unchanged the rights attached to the savings shares, we propose to amend Articles 6 and 18 of the Company’s By-laws indicated in paragraph 2.2 below; such amendments take into account the implied book value of each ordinary and saving share after the reverse stock split (Euro 3.19), having regard to the proposed resolution referred to in paragraph 1 above concerning the cancellation of the par value of the shares.

It should be noted that the resolution concerning the reverse stock split does not require to be submitted for approval to a special meeting of the savings shareholders, pursuant to Article 146, paragraph 1, letter b) of Legislative Decree no. 58 of 24 February1998 as the rights of the savings shareholders are not impaired or prejudiced in any way.

2.2           Proposed resolutions

On the basis of the above, the Board of Directors submits the following proposals of resolution for your approval:

“The Extraordinary Shareholders’ Meeting of Pirelli & C. S.p.A.:

-	having examined the explanatory report of the Board of Directors;

-	subject to the effectiveness of the resolution referred to in the first paragraph of the agenda of this Extraordinary Shareholders’ Meeting

RESOLVES

1)
to approve the reverse stock split the outstanding ordinary and savings shares on the basis of the following ratio: (i) 1 new ordinary share without par value, with regular entitlement, for every 11 ordinary shares of Pirelli & C S.p.A. held, and (ii) 1 new savings share without par value, with regular entitlement, for every 11 savings shares of Pirelli & C S.p.A. held, subject to the cancellation, solely for the purpose of the overall balance of the transaction, of 1 ordinary share and 8 savings shares held by Pirelli & C with a corresponding reduction of Euro 2.61 in the share capital;

2)
to amend accordingly Article 5 and, for the purpose of maintaining unchanged the characteristics and the measures of the rights attached to the savings shares, Articles 5, 6 and 18 of the Company’s By-laws as follows:

Article 5
Current Text (*)	Proposed Text
5.1 The Company shall have a subscribed and paid-in share capital of EUR 1,556,692,865.28 (onebillionfivehundredandfiftysixmillions-sixhundredandninetytwothousands- heighthundred-sixtyfivepointtwentyeight) divided into no. 5,367,906,432 (fivebillions- threehundredsixtysevenmillions-ninehundredandsixthousands-fourhundredandthirtytwo) shares, without par value, consisting of5,233,142,003

5.1 The Company shall have a subscribed and paid-in share capital of EUR 1,556,692,862.67~~65.28~~ (onebillionfivehundredandfiftysixmillions-sixhundredandninetytwothousandsheighthundredsixtytwopointsixtyseven) divided into no. ~~5,367,906,432~~ 487,991,493 (~~fivebillionsthreehundredsixtysevenmillions-~~
 ~~ninehundredandsixthousands~~-~~fourhundredandthirtytwo~~fourhundredeightyse venmillionninehundredninetyonethousandfourhundredninetythree)

(fivebillions-twohundredandthirtythreemillions-onehundredandfourtytwothousandsand three) ordinarysharesand134,764,429(onehundredandthirtyfourmillions-sevenhundred- andsixtyfourthousands-fourhundredandtwentynine) savings shares.

5.2 In resolutions to increase the share capital by issuing shares against payment, pre- emption rights may be excluded for up to a maximum of ten percent of the previously existing capital, provided that the issue price corresponds to the market value of the shares and that this is confirmed in a specific report prepared by the firm appointed to audit the accounts.

5.3 If so resolved by the shareholders’ meeting, the share capital may also be increased by means of contributions in kind or of receivables.

5.4 By resolution of the extraordinary shareholders’ meeting held on May 7, 2003, the directors were authorised to issue, on one or more occasions within April 30, 2008, up to a maximum of 100,000,000 (one hundred million) ordinary shares, to be allocated to executive managers and cadres employed by the Company, by its subsidiaries and by the subsidiaries of the latter, in Italy and abroad, in compliance with article 2441, paragraph 8, of the Italian Civil Code and article 134 of Legislative Decree no. 58/1998. On February 25, 2005 the Board of Directors resolved, in partial implementation of the authorisation granted to it by the extraordinary shareholders' meeting held on May 7, 2003, to increase the share capital by a maximum of EUR 15,725,496.50 by issuing up to 54,225,850 ordinary shares without par value, at a price of EUR 0.996 per share, of which EUR 0.706 to impute to share premium and EUR 0.29 to impute to capital, to be reserved for subscription by executive managers and cadresemployed by the Company, by its subsidiaries and by the latter’s subsidiaries, in Italy and abroad.

shares without par value consisting of ~~5,233,142,003~~ 475,740,182  (~~fivebillions-twohundredandthirtythreemillions-onehundredandfourtytwothousandsand three~~fourhundredseventyfivemillionsevenhundredfortythousandonehundredeighty) ordinary shares and ~~134,764,429~~   12,251,311 (~~onehundredandthirtyfourmillions-sevenhundredandsixtyfourthousands-fourhundredandtwentynine~~twelvemilliontwohundredfifty onethousandthreehundredeleven) savings shares

5.2 In resolutions to increase the share capital by issuing shares against payment, pre- emption rights may be excluded for up to a maximum of ten percent of the previously existing capital, provided that the issue price corresponds to the market value of the shares and that this is confirmed in a specific report prepared by the firm appointed to audit the accounts.

5.3 If so resolved by the shareholders’ meeting, the share capital may also be increased by means of contributions in kind or of receivables.

5.4 By resolution of the extraordinary shareholders’ meeting held on May 7, 2003, the directors were authorised to issue, on one or more occasions within April 30, 2008, up to a maximum of 100,000,000 (one hundred million) ordinary shares, to be allocated to executive managers and cadres employed by the Company, by its subsidiaries and by the subsidiaries of the latter, in Italy and abroad, in compliance with article 2441, paragraph 8, of the Italian Civil Code and article 134 of Legislative Decree no. 58/1998. On February 25, 2005 the Board of Directors resolved, in partial implementation of the authorisation granted to it by the extraordinary shareholders' meeting held on May 7, 2003, to increase the share capital by a maximum nominal amount of EUR 15,725,496.50, re-determined as 15,725,494.18 after the reverse stock split grouping the shares in a ratio of 1 new share for every 11 ordinary or savings shares held, resolved by the extraordinary shareholders’ meeting held on July [●] 2010, by issuing, always taking account of the said reverse stock split, up to ~~54,225,850~~ 4,929,622 ordinary shares without par value, at a price of EUR ~~0.996~~ 10.956 per share, inclusive of a EUR ~~0.706~~ 7.766 share premium and EUR ~~0.29~~ 3.19 to impute to capital, to be reserved for subscription by executive managers and cadres employed by the Company, by its subsidiaries and by the latter’s subsidiaries, in Italy and abroad.

(*) Resulting text in case the proposed resolution concerning the first point on the agenda is approved.

Article 6
Current Text (*)	Proposed Text
6.1 The shares are divided into ordinary shares and savings shares.

6.2 Ordinary shares award the right to one vote per share; they may be either registered or bearer shares insofar as the law permits, and in this case may be converted from one type to the other, especially at the shareholder's request and expense.

6.3 Savings shares do not carry voting rights and, unless the law provides otherwise, are bearer shares.

6.4 They may be converted into registered shares on request and expense of the shareholder.

6.5 As well as any rights and privileges provided for by law and in other parts of these By- laws, savings shares shall have priority in the repayment of the capital up to 0.29 EUR (twentynine cents) per share~~.~~ In the event of a reduction of the share capital due to losses, the reduction has no effect on saving shares except for the portion not included in the full extent covered by other shares.

6.6 Savings shares shall retain the rights and privileges contemplated by law and by these By- laws also in the event that the Company’s ordinary and/or savings shares are delisted.

6.7 In the event of a share capital increase being carried out by issuing shares of only one class, such shares must be offered on option to the holders of all classes of shares.

6.8 In the event of a share capital increase being carried out by issuing of both ordinary and savings shares: a) the holders of ordinary shares shall be entitled to receive an option on ordinary shares, and on savings shares to make up any difference; b) the holders of savings shares shall be entitled to receive an option on savings shares, and on ordinary shares to make up any difference.

6.9 Any introduction or removal of restrictions on the circulation of shares does not award the right of withdrawal to shareholders who do not take part in the approval of the relating resolution.

6.10 The savings shareholders’ organisation is governed by law and by these By-laws. The expenses related to the organisation of the special savings shareholders meetings and the remuneration of the common representatives of savings shareholders shall be borne by the Company.

6.1 The shares are divided into ordinary shares and savings shares.

6.2 Ordinary shares award the right to one vote per share; they may be either registered or bearer shares insofar as the law permits, and in this case may be converted from one type to the other, especially at the shareholder's request and expense.

6.3 Savings shares do not carry voting rights and, unless the law provides otherwise, are bearer shares.

6.4 They may be converted into registered shares on request and expense of the shareholder.

6.5 As well as any rights and privileges provided for by law and in other parts of these By- laws, savings shares shall have priority in the repayment of the capital up to 3.19 (threepointnineteen) ~~0.29 EUR (twentynine cents).~~ In the event of a reduction of the share capital due to losses, the reduction has no effect on saving shares except for the portion not included in the full extent covered by other shares.

6.6 Savings shares shall retain the rights and privileges contemplated by law and by these By-laws also in the event that the Company’s ordinary and/or savings shares are delisted.

6.7 In the event of a share capital increase being carried out by issuing shares of only one class, such shares must be offered on option to the holders of all classes of shares.

6.8 In the event of a share capital increase being carried out by issuing of both ordinary and savings shares: a) the holders of ordinary shares shall be entitled to receive an option on ordinary shares, and on savings shares to make up any difference; b) the holders of savings shares shall be entitled to receive an option on savings shares, and on ordinary shares to make up any difference.

6.9 Any introduction or removal of restrictions on the circulation of shares does not award the right of withdrawal to shareholders who do not take part in the approval of the relating resolution.

6.10 The savings shareholders’ organisation is governed by law and by these Bylaws. The expenses related to the organisation of the special savings shareholders meetings and the remuneration of the common representatives of savings shareholders shall be borne by the Company.

(*) Resulting text in case the proposed resolution concerning the first point on the agenda is approved.

Article 18
Current Text (*)	Proposed Text
18.1 Following the mandatory allocations to statutory reserves, the Company’s net year-end profits shall be distributed as follows:
a) savings shares shall be awarded a dividend of seven percent of 0.29 EUR (twentynine cents); if a dividend of less than seven percent of 0.29 EUR (twentynine cents) is awarded to savings shares in a given financial year, the difference shall be computed as an increase to be added to the preference dividend over the subsequent two financial years; any profits remaining following the award of the aforementioned dividend to savings shares shall  be distributed amongst all the shares in such a  way that savings shares shall receive an aggregate dividend which is higher, compared to the dividend awarded to ordinary shares, by an  amount corresponding to two percent of 0.29 EUR (twentynine cents);
b) Notwithstanding the foregoing provisions regarding the aggregate higher dividends awarded to savings shares, ordinary shares shall be awarded a dividend corresponding to a maximum of five percent of their implied book value (i.e., the ratio between overall share capital and number of issued shares).

18.2 The remaining profits shall be distributed amongst all the shares, in addition to the allocations contemplated in the foregoing points a) and b), unless the shareholders’ meeting, on the proposal of the Board of Directors, resolves to make special allocations to extraordinary reserves or for other uses, or decides to carry some of such profits forward to the next year.

18.3 Should reserves be distributed, savings shares shall be awarded the same rights as other shares.

18.4 Interim dividends may be distributed in compliance with the law.

18.1 Following the mandatory allocations to statutory reserves, the Company’s net year-end profits shall be distributed as follows:
a) savings shares shall be awarded a dividend of seven percent of 3.19 (threepointnineteen) ~~0.29 EUR (twentynine cents)~~; if a dividend of less than seven percent of 3.19 (threepointnineteen)  ~~0.29 EUR (twentynine cents)~~ is awarded to savings shares in a given financial year, the difference shall be computed as an increase to be added to the preference dividend over the subsequent two financial years; any profits remaining following the award of the aforementioned dividend to savings shares shall  be distributed amongst all the shares in such a  way that savings shares shall receive an aggregate dividend which is higher, compared to the dividend awarded to ordinary shares, by an  amount corresponding to two percent of 3.19 (threepointnineteen) ~~0.29 EUR (twentynine cents)~~;
b) Notwithstanding the foregoing provisions regarding the aggregate higher dividends awarded to savings shares, ordinary shares shall be awarded a dividend corresponding to a maximum of five percent of their implied book value (i.e., the ratio between overall share capital and number of issued shares).

18.2 The remaining profits shall be distributed amongst all the shares, in addition to the allocations contemplated in the foregoing points a) and b), unless the shareholders’ meeting, on the proposal of the Board of Directors, resolves to make special allocations to extraordinary reserves or for other uses, or decides to carry some of such profits forward to the next year.

18.3 Should reserves be distributed, savings shares shall be awarded the same rights as other shares.

18.4 Interim dividends may be distributed in compliance with the law.

(*) Resulting text in case the proposed resolution concerning the first point on the agenda is approved.

3)
to grant the Board of Directors – and the Chairman and Deputy Chairmen on its behalf, severally – any and all the powers necessary to implement the above resolutions and to accomplish all acts and/or formalities necessary to ensure that said (resolutions) are entered in the Companies’ Register, accepting and introducing any formal and non-substantial amendments, supplements or deletions that may be required by the competent Authorities, establishing, also in concert with such authorities, the modalities, the timing and the procedures of the reverse stock split”.

The Board of Directors

Milan, 4 May 2010